As filed with the Securities and Exchange Commission on April 8, 2026

Registration No. 333-293528

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RenX Enterprises Corp.
(Exact name of registrant as specified in its charter)

Delaware	87-1375590
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

100 Biscayne Blvd., #1201

Miami, Florida 33132

(786) 808-5776

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Villarreal

Chief Executive Officer

100 Biscayne Blvd., #1201

Miami, Florida 33132

(786) 808-5776

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Leslie Marlow, Esq.
Melissa Palat Murawsky, Esq.

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

Telephone: (212) 885-5000

Facsimile: (212) 885-5001

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the Selling Stockholders named in this prospectus are not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 8, 2026

PRELIMINARY PROSPECTUS

2,290,312 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named in this prospectus (the “Selling Stockholders”) from time to time of up to 2,290,312 shares of our common stock, par value $0.001 per share (the “Common Stock”), of RenX Enterprises Corp. (the “Company,” “we,” “our,” or “us”). The shares of Common Stock being registered herewith consist of: (i) up to an aggregate of 1,215,048 shares of Common Stock issuable upon the conversion of those certain senior convertible notes in the aggregate principal amount of $6,042,985.39 (the “Notes”) that we issued to the Selling Stockholders on February 17, 2026 pursuant to that securities purchase agreement, dated February 12, 2026 (the “Purchase Agreement”), by and between us and the Selling Stockholders, as more fully described in this prospectus, and (ii) up to 1,075,264 shares of Common Stock (the “First Warrant Shares”) issuable upon exercise of certain accompanying warrants (the “First Warrants”) that were issued to the Selling Stockholders together with the Notes pursuant to the Purchase Agreement.

The 1,215,048 shares of Common Stock issuable upon conversion of the Notes (the “Conversion Shares”) assumes the full conversion of the Notes, plus accrued interest in full into Common Stock, at the conversion price of $5.62 per share (assuming the Notes accrued interest at 12% for a period of thirteen (13) months), without giving effect to any default interest or penalties which may accrue thereunder and without regard to any conversion limitations set forth in the Notes. The First Warrants are exercisable immediately upon issuance, have a term of six years from the date of issuance and are exercisable at a price of $3.1188 per share of Common Stock. The Conversion Shares and the First Warrant Shares are collectively referred to as (the “Private Placement Shares”).

The Notes and the First Warrants were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder, as applicable. We are registering the Private Placement Shares for resale by the Selling Stockholders.

We are filing this registration statement on Form S-3, of which this prospectus forms a part, to fulfill our contractual obligations to register the resale of the Private Placement Shares by the Selling Stockholders. See “Selling Stockholders” beginning on page 13 of this prospectus for more information about the Selling Stockholders. Our registration of the shares of Common Stock covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of such shares of Common Stock. The Selling Stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the shares of Common Stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

The issuance of the shares of Common Stock covered by this prospectus could cause substantial dilution to our existing stockholders. The number of shares covered by this prospectus represents approximately 91% of the number of shares of Common Stock issued and outstanding as of the date of this prospectus. The actual number of shares of Common Stock that we issue to the Selling Stockholders may be less than the aggregate number of shares covered by this prospectus. Please refer to risk factor entitled “The issuance of all of the shares of Common Stock covered by this prospectus will significantly increase the total number of shares of Common Stock issued and outstanding and thereby cause our existing stockholders to experience substantial dilution” on page 5 of this prospectus. For additional information regarding the terms of the Notes and the First Warrants, including those terms which may affect the number of Conversion Shares and First Warrant Shares that may be issued to the holders of the Notes and the First Warrants, you should refer to the section of this prospectus entitled “The Private Placement.”

We will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. However, we will receive proceeds from the exercise of the First Warrants, if the First Warrants are exercised by the Selling Stockholders for cash. We intend to use those proceeds, if any, for general corporate purposes.

Any Private Placement Shares subject to resale hereunder will have been issued by us and acquired by the Selling Stockholders prior to any resale of such shares pursuant to this prospectus.

No underwriter or other person has been engaged to facilitate the sale of the Private Placement Shares in this offering. We will bear all costs, expenses and fees in connection with the registration of the Private Placement Shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Private Placement Shares.

Shares of our Common Stock are traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “RENX.” On April 6, 2026, the closing sale price of our Common Stock on Nasdaq was $2.41 per share.

We are an “emerging growth company” and a “smaller reporting company,” each as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. See the sections of this prospectus entitled “Prospectus Summary - Implications of Being an Emerging Growth Company” and “Prospectus Summary – Implications of Being a Smaller Reporting Company.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make an investment decision.

Investment in our Common Stock involves risk. See “Risk Factors” contained in this prospectus on page 4, under similar headings in our annual and periodic reports filed from time to time with the Securities and Exchange Commission, which are incorporated by reference in this prospectus and in any applicable prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2026.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the Common Stock offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our web site, www.renxent.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Common Stock offered hereunder.

Unless the context otherwise requires, the terms ““we,” “us,” “our,” “the Company,” “RenX” and “our business” refer to RenX Enterprises Corp. and “this offering” refers to the offering contemplated in this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). Under this registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholders of the Private Placement Shares offered by them described in this prospectus.

This prospectus provides you with a general description of the Private Placement Shares that the Selling Stockholders may offer. A prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained, or incorporated by reference, in this prospectus, any post-effective amendment, or any applicable prospectus supplement or free-writing prospectus prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the Private Placement Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered, or securities are sold, on a later date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

ii

PROSPECTUS SUMMARY

This summary highlights certain information about us and selected information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before investing in our Common Stock. You should read this entire prospectus and the documents incorporated by reference carefully, especially the risks of investing in our Common Stock discussed under and incorporated by reference in “Risk Factors” on page 4 of this prospectus, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus, before making an investment decision.

On October 8, 2024, we effected a 1-for-20 reverse stock split of our then-outstanding Common Stock (the “2024 Stock Split”). All share and per share amounts set forth in this prospectus from the period prior to the 2024 Stock Split have been retroactively adjusted to reflect the 2024 Stock Split.

On March 26, 2026, we effected a 1-for-20 reverse stock split of our then-outstanding Common Stock (the “2026 Stock Split”). All share and per share amounts set forth in this prospectus from the period prior to the 2026 Stock Split have been retroactively adjusted to reflect the 2026 Stock Split.

The Company

RenX Enterprises Corp. is a Delaware corporation, originally formed in 2021 under the name SGB Development Corp., to engage in real property development using purpose-built, prefabricated modules constructed from both wood and steel. From our inception through 2023, our operations primarily focused on the acquisition, entitlement, and development of residential properties in high-growth markets across the United States. These efforts included the direct acquisition of land, strategic investments in real estate entities, and joint venture partnerships targeting green, single-family and multifamily housing projects.

In 2023 and early 2024, we expanded our strategy by investing in real estate-related artificial intelligence (“AI”) technologies and entering into additional joint ventures in the Southern Texas market aimed at developing sustainable single-family housing. Due to our shift in focus described below, we are no longer pursuing real estate AI related activities. We also announced plans to monetize our real estate holdings by selling properties where third-party appraisals indicated meaningful value appreciation, with proceeds to be reinvested into our current operations.

In June 2025, we completed our acquisition of Resource Group US Holdings LLC (“Resource Group”), which marked a significant strategic shift in our core business. Resource Group, through its subsidiaries, is a vertically integrated, full-service operator in the engineered soils and organic recycling industry. Its operations center on the transformation of targeted organic green waste materials into environmentally friendly soil and mulch products. Through our subsidiary, Zimmer Equipment Inc. (“ZEI”), we provide comprehensive waste logistics and collection services for our own products as well as for products of third parties through ZEI’s owned fleet of high-capacity transportation equipment and third-party contractors engaged by us. ZEI offers year-round collection and disposal services through high-capacity grapple trucks, open-top walking floor trailers, and variable-sized containers serving green waste generators, landscaping companies, golf courses, communities, and municipalities. Resource Group works with ZEI to streamline operations by internalizing certain transportation services, reducing over-the-road mileage, lowering disposal costs, and maximizing efficiency.

We currently operate in three segments: biomass recycling, logistics, and real estate. While our logistics business operated by our subsidiary, ZEI, and our biomass recycling business operated by our subsidiary, Resource Group, are expected to serve as our primary operational focuses going forward, we also currently intend to continue to monetize our legacy real estate assets and joint venture interests.

Risks Associated with this Offering

Our business and our ability to implement our business strategy are subject to numerous risks, as more fully described in the section of this prospectus entitled “Risk Factors” and under similarly titled headings of the documents incorporated herein by reference. You should read these risks before you invest in our securities. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. In particular, risks associated with this offering include:

●	If we fail to comply with the continued listing requirements of Nasdaq, our Common Stock may be delisted and the price of our Common Stock and our ability to access the capital markets could be negatively impacted.

●	It is not possible to predict the actual number of shares of Common Stock we will issue upon conversion of the Notes.

●	The sale of a substantial amount of our shares in the public market could adversely affect the prevailing market price of our securities.

●	The issuance of the shares of Common Stock covered by this prospectus could significantly increase the total number of shares of Common Stock issued and outstanding and thereby cause our existing stockholders to experience substantial dilution.

●	Under the Purchase Agreement, we are subject to certain restrictive covenants that may make it difficult to procure additional financing.

●	Investors who buy shares at different times will likely pay different prices.

●	We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our Common Stock.

●	Stockholders may experience significant dilution as a result of potential future financings that we may effect.

●	An active trading market for our Common Stock may not be sustained.

●	Our share price may be subject to substantial volatility, and stockholders may lose all or a substantial part of their investment.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the federal securities laws. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. As a result:

●	we are required to have only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operation in this prospectus;

●	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and financial statements (i.e., an auditor discussion and analysis) compliance with new or revised accounting standards until they are made applicable to private companies;

●	we are not required to engage an auditor to provide an attestation to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

●	we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation; and

●	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say on pay,” “say on frequency” and “say on golden parachute arrangements.”

We may take advantage of these reduced reporting and other requirements until the earlier of (i) the last day of the first fiscal year following the fifth anniversary of the completion of this offering; (ii) the last day of the first fiscal year in which we have total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such fiscal year; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and the registration statement of which this prospectus is a part, and we may elect to take advantage of other reduced reporting requirements in the future. As a result, the information that we provide to our stockholders may be different than, and not comparable to, information presented by other public reporting companies.

Implications of Being a Smaller Reporting Company

We are also a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares held by non-affiliates equals or exceeds $250 million as of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our shares held by non-affiliates equals or exceeds $700 million as of the prior June 30th. Such reduced disclosure and corporate governance obligations may make it more challenging for investors to analyze our results of operations and financial prospects. We may be a smaller reporting company even after we are no longer an emerging growth company.

Corporate Information

We were incorporated in Delaware on February 27, 2021. Our principal executive office is located at 100 Biscayne Blvd., Floor 12, Suite 1201, Miami, Florida 33132, and our phone number is (786) 808-5776. We maintain a website at www.renxent.com. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus.

In December 2022, Safe & Green Holdings Corp. (“SG Holdings”), the then owner of 100% of our issued and outstanding securities, announced its plan to separate Safe and Green Development and SG Holdings into two separate publicly traded companies (the “Separation”). To implement the Separation, on September 27, 2023 (the “Distribution Date”), SG Holdings, effected a pro rata distribution to SG Holdings’ stockholders of approximately 30% of the outstanding shares of our Common Stock (the “Distribution”). Immediately after the Distribution, we were no longer a wholly owned subsidiary of SG Holdings and SG Holdings held approximately 70% of our issued and outstanding securities. SG Holdings no longer holds any of our issued and outstanding securities. On September 28, 2023, our Common Stock began trading on the Nasdaq Capital Market under the symbol “SGD.”

Effective December 19, 2025, we changed our corporate name to RenX Enterprises Corp. and our Common Stock began trading on the Nasdaq Capital Market under the symbol “RENX.”

THE OFFERING

This prospectus relates to the resale or other disposition from time to time by the Selling Stockholders identified in this prospectus of up to 2,290,312 Private Placement Shares. None of the Private Placement Shares registered for resale hereby are being offered for sale by us.

Shares of Common Stock outstanding prior to this offering	2,507,537 shares

Shares of Common Stock offered by the Selling Stockholders	2,290,312 shares of our Common Stock, consisting of: (i) 1,215,048 shares of Common Stock issuable upon the conversion of the Notes, assuming the full conversion of the Notes plus accrued interest in full into Common Stock, at the conversion price of $5.62 per share (assuming the Notes accrued interest at 12% for a period of thirteen (13) months), without giving effect to any default interest or penalties which may accrue thereunder and without regard to any conversion limitations set forth in the Notes; and (ii) 1,075,264 shares of Common Stock issuable upon exercise of the First Warrants.

Terms of the offering	The Selling Stockholders and any of their pledgees, assignees and successors-in-interest will determine when and how they sell the Private Placement Shares offered in this prospectus and may, from time to time, sell any or all of their shares covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions. These sales may be at fixed or negotiated prices. See “Plan of Distribution.”

Common Stock outstanding after this offering	4,797,849

Registration Rights	In connection with the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of February 12, 2026, with each of the Selling Stockholders. Under the terms of the Registration Rights Agreement, we agreed to prepare and file this registration statement with respect to the registration of the Private Placement Shares by the Selling Stockholders by the 30th calendar day following the closing date and to use commercially reasonable efforts to have the registration statement declared effective as promptly as possible thereafter. The Registration Rights Agreement further provides that we shall use commercially reasonable efforts to keep such registration statement effective at all times until all securities covered by such registration statement have been sold or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for us to be in compliance with the current public information requirement under Rule 144.

Use of Proceeds	The Selling Stockholders will receive all of the proceeds from the sale of any Private Placement Shares sold by them pursuant to this prospectus. We will not receive any proceeds from the sale of the Private Placement Shares by the Selling Stockholders (although we may receive proceeds from the exercise of the First Warrants, to the extent such Warrants are exercised for cash by the Selling Stockholders). See “Use of Proceeds” in this prospectus.

Risk Factors	You should read the “Risk Factors” section of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase shares of our Common Stock.

Nasdaq symbol	Shares of our Common Stock are listed on Nasdaq under the symbol “RENX.”

Except as otherwise indicated, the number of shares of Common Stock to be outstanding immediately after this offering is based on 2,507,537 shares of Common Stock outstanding as of April 8, 2026, and excludes:

●	47,327 shares of Common Stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $18.188 per share, which excludes the First Warrant Shares;

●	101,298 shares of Common Stock issuable upon the conversion of 337,811 outstanding shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”);

●	2,048 shares of Common Stock issuable upon the conversion of 551 outstanding shares of Series B Non-Voting Convertible Preferred Stock (the “Series B Preferred Stock”);

●	16,000 shares of Common Stock issuable upon the exercise of options outstanding at a weighted average exercise price of $5.40]per share; and

●	92,924 shares of Common Stock reserved for future issuance under the Company’s 2023 Incentive Compensation Plan (the “2023 Plan”).

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the outstanding warrants or options, no conversion of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock and no settlement of outstanding restricted stock units described in the bullets above.

RISK FACTORS

Investing in our shares of Common Stock involves a high degree of risk. Before deciding whether to invest in our Common Stock, you should consider carefully the risks and uncertainties described below, together with all of the other information included or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any free writing prospectus, before deciding whether to purchase our Common Stock in this offering. All of these risk factors are incorporated herein in their entirety. The risks described below and incorporated by reference are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below and incorporated by reference are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment. For more information, see the section entitled “Where You Can Find More Information.”

If we fail to comply with the continued listing requirements of Nasdaq, our Common Stock may be delisted and the price of our Common Stock and our ability to access the capital markets could be negatively impacted.

Our Common Stock is currently listed for trading on Nasdaq. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum stockholders’ equity of $2.5 million and a minimum closing bid price of $1.00 per share or risk delisting, which would have a material adverse effect on our business. A delisting of our Common Stock from Nasdaq could materially reduce the liquidity of our Common Stock and result in a corresponding material reduction in the price of our Common Stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities.

On January 26, 2026, we received a letter from Nasdaq notifying us that for the preceding 30 consecutive business days (December 5, 2025 through January 20, 2026), our Common Stock did not maintain a minimum closing bid price of $1.00 per share as required by Nasdaq Listing Rule 5550(a)(2) (“Minimum Bid Price Requirement”). The notice had no immediate effect on the listing or trading of our Common Stock, which continues to trade on the Nasdaq Capital Market under the symbol “RENX.” In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have a compliance period of 180 calendar days, or until July 27, 2026, to regain compliance with Nasdaq Listing Rule 5550(a)(2). On December 8, 2025, our stockholders approved and authorized us to amend our Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split at a ratio of 1-for-5 to 1-for-20, and on March 26, 2026, we effected the 1-for-20 reverse stock split of our then-outstanding Common Stock. Nasdaq Listing Rule 5810(c)(3)(A)(iv) states that any listed company that fails to meet the Minimum Bid Price Requirement and has effected a reverse stock split over the prior one-year period, or has effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, will not be eligible for an automatic 180-day grace compliance period and the Nasdaq Listing Qualifications Department is obligated to immediately issue a delisting determination if it should fail to meet any continued listing requirements. Therefore, if we were to fail to meet any continued listing requirements we would immediately be issued a delisting determination. Further, the Nasdaq rule provides that a company will not be considered to have regained compliance with the minimum bid price requirement if the company takes an action to achieve compliance (such as a reverse split) and that action results in the Company’s security falling below the numeric threshold for another listing requirement.

As of April 8, 2026, the closing bid price of our Common Stock has been over $1.00 per share for nine consecutive trading days since we completed the 2026 Stock Split for the purpose of regaining compliance with the Minimum Bid Price Requirement. In order to regain compliance with the Minimum Bid Price Requirement, the closing bid price of our Common Stock must be $1.00 per share or greater for a minimum period of 10 consecutive trading days (which may be subject to extension by Nasdaq, in their discretion) after completion of the 2026 Stock Split. There can be no assurance that we will be able to regain compliance with the Minimum Bid Price Requirement within the applicable compliance period or at all.

Additionally, Nasdaq has recently proposed a new rule change to (i) adopt Listing Rules 5450(a)(3) and 5550(a)(6) to require issuers listed on the Nasdaq Global and Capital Markets, respectively, to maintain a minimum Market Value of Listed Securities (as defined in Nasdaq Listing Rule 5005(a)(23)) of at least $5 million for a period of 30 consecutive business days, and (ii) amend Rule 5810 to suspend trading and immediately delist from Nasdaq securities of issuers that do not satisfy the proposed new requirements, and Rule 5815 to set forth the procedures for requesting a hearing before a Hearings Panel and the scope of the Panel’s discretion (collectively, the “Proposed $5 Million MVLS Rule”). As of April 8, 2026, the market value of our listed securities is less than $5 million. If the SEC approves the Proposed $5 Million MVSL Rule and the market value of our listed securities does not meet the $5.0 million requirement as of the date it goes into effect, our securities will be subject to delisting.

There is no assurance that we will regain and/or maintain compliance with all applicable requirements for continued listing on Nasdaq. If our Common Stock were delisted from Nasdaq, trading of our Common Stock would most likely take place on an over-the-counter market established for unlisted securities, such as the OTCQB or the Pink Market maintained by OTC Markets Group Inc. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market, and many investors would likely not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our Common Stock would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our Common Stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our Common Stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified employees and to raise capital.

 It is not possible to predict the actual number of shares of Common Stock we will issue upon conversion of the Notes.

The Selling Stockholders have the option to determine whether the obligations outstanding under the Notes are paid in cash or shares of Common Stock. Accordingly, the actual number of shares of Common Stock that will be issued upon conversion of the Notes, if any, cannot be determined at this time.

The sale of a substantial amount of our shares in the public market could adversely affect the prevailing market price of our securities.

We are registering for resale up to 2,290,312 shares of our Common Stock, which is a significant number of shares compared to the current number of shares of our Common Stock issued and outstanding. Sales of a substantial amount of shares of our Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Stock. The issuance of the Conversion Shares and the First Warrant Shares, for example, is likely to further depress the price of our Common Stock, which could, among other factors, make it more difficult for us to maintain compliance with Nasdaq’s continued listing requirements. We cannot predict if and when the Selling Stockholders may sell such shares of our Common Stock in the public markets. Furthermore, in the future, we may issue additional shares of our Common Stock or other equity or debt securities convertible into shares of our Common Stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause the market price of our securities to decline.

The issuance of the shares of Common Stock covered by this prospectus could significantly increase the total number of shares of Common Stock issued and outstanding and thereby cause our existing stockholders to experience substantial dilution.

The shares of Common Stock being offered pursuant to this prospectus represent Conversion Shares and First Warrant Shares. As of April 8, 2026, there were 2,507,537 shares of Common Stock issued and outstanding (prior to any deemed issuance of any Conversion Shares or First Warrant Shares). The number of shares covered by this prospectus represents approximately 91% of the number of shares of Common Stock issued and outstanding as of the date of this prospectus. As a result, if we are required to issue the maximum number of Private Placement Shares that are being registered hereunder, an existing stockholder’s proportionate interest in us will be substantially diluted. The actual number of shares of Common Stock that we issue to the Selling Stockholders may be less than the aggregate number of shares covered by this prospectus.

Under the Purchase Agreement, we are subject to certain restrictive covenants that may make it difficult to procure additional financing.

The Purchase Agreement contains restrictive covenants which restrict our ability to issue securities or file additional registration statements. If we require additional funding while these restrictive covenants remain in effect, we may be unable to effect a financing transaction on terms acceptable to us, or at all, while also remaining in compliance with the terms of the Purchase Agreement, or we may be forced to seek a waiver from the purchasers party to the Purchase Agreement, which such purchasers are not obligated to grant to us.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase Private Placement Shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. The Selling Stockholders may sell such Private Placement Shares at different times and at different prices.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our Common Stock.

We may from time-to-time issue additional shares of Common Stock or preferred stock. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, Common Stock or preferred stock. Any future issuances of Common Stock or securities convertible into Common Stock, would further dilute the percentage ownership of us held by holders of Common Stock. In addition, the issuance of certain securities, may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the Common Stock.

Stockholders may experience significant dilution as a result of potential future financings.

Purchasers of the Private Placement Shares in this offering, as well as our existing stockholders, will experience significant dilution if we sell additional shares at prices significantly below the price at which they invested. In addition, we may issue additional shares of Common Stock or other equity securities exercisable for shares of Common Stock in connection with, among other things, future acquisitions of additional companies or assets, or under our equity incentive plans, in certain cases without stockholder approval. Our existing stockholders may experience significant dilution if we issue shares of Common Stock in the future at prices below the price at which previous stockholders invested.

Our issuance of additional shares of Common Stock or other Common Stock equivalents would have the following effects:

●	our existing stockholders’ proportionate ownership interest in us will decrease;

●	the relative voting strength of each previously outstanding ordinary share may be diminished; and

●	the market price of our Common Stocks may decline.

An active trading market for our Common Stock may not be sustained.

Although our Common Stock is listed on Nasdaq, the market for our Common Stock has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our Common Stock may impair investors’ ability to sell their shares of Common Stock at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares of Common Stock and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to utilize our shares as consideration in any licensing or other collaboration transactions with third parties.

Our share price may be subject to substantial volatility, and stockholders may lose all or a substantial part of their investment.

Our Common Stock is currently traded on Nasdaq. There is limited public float, and trading volume historically has been low and sporadic. As a result, the market price for our Common Stock may not necessarily be a reliable indicator of our fair market value. The price at which our Common Stock trades may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new releases by us or competitors, the gain or loss of sources of revenues, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “poise,” “project,” “potential,” “suggest,” “should,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference into this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The section in this prospectus entitled “Risk Factors” and the sections in our periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC, on April 1, 2026 entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences.

Please consider our forward-looking statements in light of those risks as you read this prospectus and the documents incorporated by reference into this prospectus. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should not assume that the information contained in this prospectus is accurate as of any date other than as of the date of this prospectus, or that any information incorporated by reference into this prospectus is accurate as of any date other than the date of the document so incorporated by reference. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

If one or more of these or other risks or uncertainties materializes, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we anticipate. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this Note. Before purchasing any securities, you should consider carefully all of the factors set forth or referred to in this prospectus and the documents incorporated by reference that could cause actual results to differ.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included important factors in the cautionary statements included in this document, particularly in the section entitled “Risk Factors” of this prospectus that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements contained in this prospectus are made as of the date of this prospectus and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

THE PRIVATE PLACEMENT

On February 12, 2026, we entered into a securities purchase agreement (the “Purchase Agreement”) with the Selling Stockholders for the issuance and sale in a private placement (the “Private Placement”) of Notes in the aggregate principal amount of $6,042,985.39. The Notes bear interest at a rate of 12% per annum, will mature 13 months from the date of issuance, subject to limited extension and, without taking into account any accrued and unpaid interest, are initially convertible, at the option of the holder, into an aggregate of 1,075,264 shares of Common Stock, at a conversion price of $5.62 per share (the “Conversion Price”). In connection with the Private Placement, the Company also issued to the Selling Stockholders warrants (collectively, the “Warrants”)  to purchase an aggregate of 1,937,598 shares of Common Stock (which is equal to the face value of the Notes divided by the exercise price of the Warrants), consisting of (i) First Warrants to purchase 1,075,264 shares of Common Stock, which are exercisable immediately upon issuance, and (ii) additional warrants (the “Second Warrants”) to purchase 862,335 shares of Common Stock, which cannot be exercised by the Selling Stockholders unless and until Stockholder Approval (as defined below) is obtained. The First Warrants have a term of six years from the date of issuance and are exercisable at a price of $3.1188 per share of Common Stock, and the Second Warrants will have a term of six years from the date that Stockholder Approval is obtained and will be exercisable at a price of $3.1188 per share of Common Stock. The shares of Common Stock issuable upon exercise of the Second Warrants (the “Second Warrant Shares”) are not being registered for resale in this Offering.

The Private Placement closed on February 17, 2026 (the “Closing Date”). The net proceeds to the Company from the Private Placement were approximately $5.4 million, after deducting placement agent fees and the payment of other offering expenses associated with the offering that were payable by the Company and excluding any deductions for make whole payments made to certain of the investors. The Company intends to use the net proceeds from the Private Placement for working capital purposes.

Dawson James Securities, Inc. (“Dawson James”) served as the exclusive placement agent in connection with the Private Placement and was paid (i) a cash fee equal to 7.0% of the aggregate gross proceeds of the Private Placement, and (ii) $50,000 for legal fees and other out-of-pocket expenses.

Set forth below is a summary of the Private Placement transaction and the related agreements. Copies of the related agreements have been filed as exhibits to this registration statement and our Current Report on Form 8-K, filed with the SEC on February 17, 2026. You are encouraged to review the full text of such agreements.

The Securities Purchase Agreement

The Purchase Agreement contains restrictive covenants which restrict our ability to issue securities or file additional registration statements. The Purchase Agreement further provides that until the date on which the Notes are no longer outstanding, the Company will be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of Common Stock or common stock equivalents (or a combination of units thereof) involving a Variable Rate Transaction (as defined therein).

Pursuant to the Purchase Agreement, until 12 months after the date on which the Notes are no longer outstanding, upon the Company or any of its subsidiaries issuing any securities, including Common Stock, preferred stock, Indebtedness (as defined in the Purchase Agreement) or options or securities convertible into shares of Common Stock (a “Subsequent Financing”), the Selling Stockholders shall have the right to participate in the Subsequent Financing up to an amount, in the aggregate, equal to 50% of the Subsequent Financing on the same terms, conditions and price provided for in the financing.

The Purchase Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Among other things, each of the Selling Stockholders represented to the Company, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Securities Issued

The Senior Convertible Notes

The Notes mature 13 months from their date of issuance (subject to extension under certain circumstances), bear interest at a rate of 12% per annum, and are payable in ten monthly installments in an amount equal to 110% of (i) 1/10th of the principal of the Notes (ii) plus accrued interest, with the first installment due and payable on the earlier of 180 days from the Closing Date or 90 days following the date that this registration statement is declared effective by the SEC. The Notes are unsecured and are senior to all other Indebtedness (as such term is defined in the Notes) of the Company and its subsidiaries, with each Note ranking pari passu with all other Notes.

The Notes are convertible, at the option of the holder, at any time after the date of issuance, into that number of shares of Common Stock equal to the principal amount of the Notes, plus all accrued and unpaid interest and late charges and any other unpaid amounts, at the Conversion Price of $5.62 per share, subject to adjustment for any stock splits, stock dividends, recapitalizations and similar events. The holders of the Notes are prohibited from converting the Notes into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the option of the holder, 9.99%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such exercise.

The Notes are redeemable by the Company at any time, at the Company’s option, in whole or in part, at a redemption price equal to 110% of the sum of the principal amount to be redeemed plus accrued interest, if any.

The Notes contain customary events of default. If an event of default occurs, from and after the occurrence, and during the continuance of, an such event of default, the interest rate of the Notes shall automatically increase to 18% per annum until such event of default is cured. Additionally, if an event of default occurs, the holders of outstanding Notes may, regardless of whether such event of default has been cured, require the Company to redeem all or any portion of the outstanding Notes at a price equal to the greater of (i) the product of (A) the value of the Notes to be redeemed multiplied by (B) 110% and (ii) the product of (X) the value of the Notes to be redeemed, divided by the Conversion Price (the “Conversion Rate”), multiplied by (Y) the product of (1) 110% multiplied by (2) the greatest closing sale price of the Common Stock on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date the Company makes the entire payment.

Pursuant to the Notes, the Company shall not enter into or be a party to a Fundamental Transaction (as such term is defined in the Notes) unless (i) the successor entity assumes in writing all of the obligations under the Notes and the other transaction documents and (ii) the successor entity is a publicly traded corporation whose common stock is quoted on or listed for trading on an eligible market, as set forth in the Notes.

While the Notes are outstanding, subject to certain exempt issuances, if the Company sells, offers or grants any option or right to purchase, or otherwise disposes of or sells any equity security or equity-linked or related security, any convertible securities any preferred stock or other securities, the holders of outstanding Notes shall have the right, in their sole discretion, to require that the Company apply up to 30% of the gross proceeds from such sales or offers to redeem all, or any portion, of the outstanding Notes at a price equal to 110% of the amount of the Note being redeemed.

Without giving effect to any default interest or penalties which may accrue thereunder, assuming the full conversion of the Notes plus accrued interest in full into Common Stock without regard to any conversion limitations set forth in the Notes (assuming the Notes accrued interest at 12% for a period of thirteen (13) months), approximately 1,215,048 shares of Common Stock would be issuable upon conversion, all of which shares are being registered pursuant to this registration statement.

The Warrants

Stockholder Approval

Pursuant to the Second Warrants, we agreed to file a proxy statement with the SEC within 45 days of the Closing Date (which 45 days has been extended by an additional 28 days) and hold a meeting of stockholders at the earliest practical date after the date following the filing thereof (and in no event later than 90 days after the Closing Date, which 90 days has been extended by an additional 28 days) (the “Stockholder Meeting Deadline”) for the purpose of obtaining such approval as may be required under the applicable rules of Nasdaq from our stockholders with respect to the issuance of all of the Second Warrant Shares upon the exercise of the Second Warrants in accordance with their terms (including adjustment provisions set forth therein) (the “Stockholder Approval”).

We agreed to use our reasonable best efforts to obtain such Stockholder Approval. If, despite our reasonable best efforts the Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, we are obligated to cause an additional stockholder meeting to be held on or prior to the 90th calendar day following the failure to obtain Stockholder Approval. If, despite the Company’s reasonable best efforts the Stockholder Approval is not obtained after such subsequent stockholder meetings, the Company shall cause an additional Stockholder Meeting to be held every 90 days thereafter until such Stockholder Approval is obtained, or the Second Warrants are no longer outstanding, whichever is sooner.

Exercise Price

The First Warrants are immediately exercisable upon issuance, have a term of six years from the date of issuance, and are exercisable for shares of Common Stock at a price of $3.1188 per share. The Second Warrants shall become exercisable on such date, if ever, that Stockholder Approval is obtained, have a term of six years from the date of Stockholder Approval, and will be exercisable for shares of Common Stock at a price of $3.1188 per share.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants are subject to customary adjustments pursuant to stock dividends, stock splits or similar events.

Cashless Exercise

In the event there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), the Warrants may be exercised, in whole or in part, by means of a “cashless exercise” in which case the holder will be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing, (x) (A) as applicable, the volume weighted average price (“VWAP”) of the Common Stock on the date immediately preceding the exercise date (if the notice of exercise is (1) both executed and delivered on a day that is not a Trading Day (as defined in the Warrant) or (2) both executed and delivered on a Trading Day prior to the opening of “regular trading hours) or the bid price of the Common Stock as of the time of the holder’s execution of the applicable notice of exercise (if the notice of exercise is executed during “regular trading hours” on a Trading Day), less the exercise price of the Warrant, multiplied by (B) the number of Warrant Shares that would be issuable upon exercise of the Warrant if the exercise were by means of a cash exercise rather than a cashless exercise, by (y) the price used in (A).

Fundamental Transaction

If a Fundamental Transaction (as such term is defined in the Warrants) occurs, then the successor entity will succeed to, and be substituted for the Company, and may exercise every right and power that the Company may exercise and will assume all of the Company’s obligations under the Warrants with the same effect as if such successor entity had been named in the Warrant itself. If holders of the Common Stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Warrant following such Fundamental Transaction. In certain circumstances, the holder will have the right to receive the Black Scholes Value of the Warrant calculated pursuant to a formula set forth in the Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of the Common Stock as described in the Warrants.

Rights of Holder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of the Common Stock, including any voting rights, until the holder exercises the Warrant.

Limitations on Exercise

The holders of the Warrants are prohibited from exercising the Warrants for shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the option of the holder, 9.99%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such exercise.

The Registration Rights Agreement

In connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated February 12, 2026, with the Selling Stockholders, pursuant to which the Company agreed to prepare and file a registration statement with the SEC registering the resale of: (a) all Warrant Shares then issued and issuable upon exercise of the Warrants (assuming on such date the Warrants are exercised in full without regard to any exercise limitations therein), (b) all Conversion Shares then issued and issuable upon conversion of the Notes (assuming on such date the Notes are converted in full without regard to any conversion limitations therein), (c) any additional shares of Common Stock issued and issuable in connection with any anti-dilution provisions in the Warrants and/or the Notes, as applicable (without giving effect to any limitations on exercise set forth in the Warrants and/or the Notes, as applicable) and (d) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing (collectively, the “Registrable Securities”) no later than 30 calendar days after the Closing Date (the “Filing Date”) and to use its commercially reasonable efforts to have the registration statement declared effective as promptly as possible thereafter, and in any event not more than 45 days following the Closing Date, which 45 days has been extended by an additional 12 days (or 75 days following the Closing Date in the event of a “full review” by the SEC) (the “Effectiveness Date”). If certain of the Company's obligations under the Registration Rights Agreement are not met, the Company is required to pay the Selling Stockholders liquidated damages. The Registration Rights Agreement further provides that the Company shall use commercially reasonable efforts to keep such registration statement effective at all times until all Registrable Securities covered by such registration statement have been sold or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. This Registration Statement does not register the resale of the Second Warrant Shares. We will be obligated to file another registration statement to register the Second Warrant Shares within ten days of obtaining Stockholder Approval.

The Placement Agency Agreement

Dawson James served as the Company’s exclusive placement agent in connection with the Private Placement pursuant to the terms of a placement agency agreement (the “Placement Agency Agreement”), dated February 12, 2026, entered into between the Company and Dawson James. Pursuant to the Placement Agency Agreement, Dawson James is entitled to receive (i) a cash fee equal to 7.0% of the aggregate gross proceeds of the Private Placement, and (ii) up to $50,000 for legal fees and other out-of-pocket expenses.

Pursuant to the Placement Agency Agreement, the directors, officers and 5% stockholders of the Company executed lock-up agreements, pursuant to which they agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company until 30 days after the effective date of the Initial Registration Statement (as such term is defined in the Registration Rights Agreement).

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Private Placement Shares by the Selling Stockholders. We will, however, receive up to an aggregate of approximately $3.5 million in cash from the exercise of the First Warrants, assuming the exercise in full for cash of all the First Warrants, which we intend to use for working capital and general corporate purposes.

The Selling Stockholders will receive all of the proceeds of the sale of Private Placement Shares offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of the Private Placement Shares that may be sold from time to time pursuant to this prospectus. See “Plan of Distribution” elsewhere in this prospectus for more information.

SELLING STOCKHOLDERS

The Private Placement Shares being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon conversion of the Notes and exercise of the First Warrants. Included in the Private Placement Shares being offered by the Selling Stockholders are: 1,215,048 shares of Common Stock issuable upon the conversion of the Notes, assuming the conversion of the full $6,042,985.39 in principal plus interest of $785,588 (assuming the Notes accrued interest at 12% for a period of thirteen (13) months); and (ii) 1,075,264 First Warrant Shares issuable upon exercise of First Warrants. The Private Placement Shares being offered by the Selling Stockholders do not include 862,335 Second Warrant Shares issuable upon exercise of Second Warrants, subject to receipt of Stockholder Approval. For additional information regarding the issuances of the Notes and the Warrants, see “The Private Placement,” above. We are registering the Private Placement Shares in order to permit the Selling Stockholders to offer the Private Placement Shares for resale from time to time.

Each of the Selling Stockholders entered into a securities purchase agreement with the Company on October 16, 2025, pursuant to which they purchased shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) and warrants from the Company, at a combined purchase price of $25.00 for each shares of Series B Preferred Stock and accompanying warrant, in a private placement transaction, which closed on October 17, 2025. As of February 17, 2026, all shares of Series B Preferred Stock and warrants purchased by the Selling Stockholders in such offering had been converted and exercised, as applicable, and are no longer outstanding. Except for the foregoing and the ownership of the Notes and the Warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of shares of Common Stock, the Notes, the First Warrants and other outstanding securities convertible or exercisable for shares of Common Stock, as of April 8, 2026, assuming conversion and exercise of the Notes, First Warrants and other outstanding securities convertible or exercisable for shares of Common Stock, as applicable, held by the Selling Stockholders on that date, without regard to any limitations on exercises or conversions. The second column does not include the shares of Common Stock issuable upon exercise of the Second Warrants, the exercise of which is subject to receipt of Stockholder Approval.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders. In accordance with the terms of a registration rights agreement entered into with the Selling Stockholders, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon conversion or exercise of the Notes and the First Warrants, as applicable, determined as if the outstanding Notes and First Warrants were converted or exercised in full, as applicable, as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on exercises or conversions.

The fourth column assumes the sale of all of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus. Because each Selling Stockholder may dispose of all, none or some portion of their Private Placement Shares, no estimate can be given as to the number of Private Placement Shares that will be beneficially owned by a Selling Stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the Private Placement Shares covered by this prospectus will be beneficially owned by the Selling Stockholders and further assumed that the Selling Stockholders will not acquire beneficial ownership of any additional shares of our Common Stock during the offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Private Placement Shares in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Under the terms of the Notes and the First Warrants, a Selling Stockholder may not convert or exercise its applicable Notes or First Warrants to the extent such exercise or conversion, as applicable, would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% (or, at the election of the holder, 9.99%) of our then outstanding Common Stock following such exercise or conversion, as applicable, excluding for purposes of such determination shares of Common Stock issuable upon conversion of the Notes or exercise of the First Warrants which have not been converted or exercised. The number of shares in the second and fourth columns does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes our shares of Common Stock with respect to which the Selling Stockholders have sole or shared voting and investment power. The percentage of our shares of Common Stock beneficially owned by the Selling Stockholders prior to the offering shown in the table below is based on 2,507,537 shares of our Common Stock outstanding on April 8, 2026.

	Shares of Common	Maximum Number	Shares of Common Stock To Be Beneficially Owned
	Stock	of Private	Immediately Following
	Beneficially	Placement	the Sale of the Private
	Owned	Shares	Placement Shares
	Prior to the	Being Offered	Offered for Resale
Name of Selling Stockholder	Offering	for Resale	Number	Percentage

Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B(1)	359,599	357,394	2,205	*
Anson Investments Master Fund LP(2)	1,449,689	1,449,689	0	*
Anson East Master Fund LP(3)	483,229	483,229	0	*

*	Represents less than one percent (1%) of the outstanding Common Stock

(1)

Shares of Common Stock beneficially owned prior to the Offering include (i) 50 shares of Common Stock; (ii) 2,048 shares of Common Stock issuable upon conversion of 551 shares of Series B Preferred Stock; (iii) 107 shares of Common Stock issuable upon conversion of warrants held prior to the Offering; (iv) 189,603 shares of Common Stock issuable upon conversion of a Note in the principal amount of $942,985.39, plus interest of $122,588 (assuming the Note accrued interest at 12% for a period of thirteen (13) months); and (v) 167,791 First Warrant Shares issuable upon exercise of First Warrants. The Shares of Common Stock beneficially owned prior to the Offering, do not include 134,564 Second Warrant Shares issuable upon exercise of Second Warrants, subject to receipt of Stockholder Approval.

Waqas Khatri has shared voting control and investment discretion over the securities reported herein that are held by Alto Opportunity Master Fund, SPC. As a result, Mr. Khatri may be deemed to have beneficial ownership of the securities reported herein that are held by Alto Opportunity Master Fund, SPC. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Alto Opportunity Master Fund, SPC is c/o Ayrton LLC 55 Post Road, W, 2nd Floor, Westport, Connecticut 06880.

(2)

Shares of Common Stock beneficially owned prior to the Offering include (i) 769,084 shares of Common Stock issuable upon conversion of a Note in the principal amount of $3,825,000, plus interest of $497,250 (assuming the Note accrued interest at 12% for a period of thirteen (13) months); and (ii) 680,605 First Warrant Shares issuable upon exercise of First Warrants. Shares of Common Stock beneficially owned prior to the Offering do not include 545,829 Second Warrant Shares issuable upon exercise of Second Warrants, subject to receipt of Stockholder Approval.

Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(3)

Shares of Common Stock beneficially owned prior to the Offering include (i) 256,361 shares of Common Stock issuable upon conversion of a Note in the principal amount of $1,275,000, plus interest of $165,750 (assuming the Note accrued interest at 12% for a period of thirteen (13) months); and (ii) 226,868 First Warrant Shares issuable upon exercise of First Warrants Shares of Common Stock beneficially owned prior to the Offering do not include 181,942 Second Warrant Shares issuable upon exercise of Second Warrants, subject to receipt of Stockholder Approval.

Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the Private Placement Shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the Private Placement Shares offered hereby will be passed upon for us by Blank Rome LLP.

EXPERTS

RenX Enterprises Corp.

The consolidated financial statements of RenX Enterprises Corp. (fka Safe and Green Development Corporation) and Subsidiaries for the two years ended December 31, 2025 and 2024 have been audited by M&K CPA’s, PLLC, independent registered public accounting firm, as set forth in their report thereon appearing in our Annual Report on Form 10-K for the year ended December 31, 2025, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report, which includes an explanatory paragraph on our ability to continue as a going concern, given on the authority of such firm as experts in accounting and auditing.

Resource Group US Holdings LLC

The financial statements of Resource Group US Holdings LLC for the two years ended December 31, 2024 and 2023, have been audited by M&K CPA’s, PLLC, independent registered public accounting firm, as set forth in their report thereon appearing in RenX Enterprises Corp.’s Current Report on Form 8-K filed on August 12, 2025, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we, the Selling Stockholders nor any agent, underwriter or dealer has authorized any person to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Additional information about RenX Enterprises Corp. is contained at our website, www.renxent.com. Information on our website is not incorporated by reference into this prospectus. We make available on our website our SEC filings as soon as reasonably practicable after those reports are filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-41581):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on April 1, 2026;

●	Our Current Reports on Form 8-K, filed with the SEC on August 12, 2025, January 6, 2026, January 12, 2026, January 30, 2026, February 17, 2026 and March 30, 2026; and

●

The description of the Common Stock contained in the Registrant’s Registration Statement on Form 10, initially publicly filed with the SEC on December 23, 2022, as updated by the description of our Common Stock, filed as Exhibit 4.30 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on April 1, 2026, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made with the SEC (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements after the date of this prospectus and until the offering of securities covered by this prospectus has been completed. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

We will provide, without charge, to each person to whom a copy of this prospectus or any other supplement or amendment forming a part of the registration statement is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein and therein, including exhibits. Requests should be directed to:

RenX Enterprises Corp.

100 Biscayne Blvd., #1201

Miami, Florida 33132

(786) 808-5776

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fee payable to the Securities and Exchange Commission.

Amount
SEC registration fee	$554
Legal fees and expenses	100,000
Accounting fees and expenses	10,000
Miscellaneous	9,446
Total:	$120,000

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The DGCL further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director for payments of unlawful dividends or unlawful stock repurchases or redemptions; (iv) for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the corporation.

Our Amended and Restated Certificate of Incorporation, as amended (“Charter”), and Second Amended and Restated Bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under Delaware law.

In addition, as permitted by Delaware law, our Charter includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director, except to the extent such an exemption from liability thereof is not permitted under the DGCL.

As permitted by the DGCL, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as our officer, director, employee or agent or any of our affiliated enterprises. Under these agreements, we are not required to provide indemnification for certain matters, including:

●	indemnification beyond that permitted by the DGCL;

●	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

●	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of our stock;

●	indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;

●	indemnification for proceedings or claims brought by an officer or director against us or any of our directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by our board of directors or required by law;

●	indemnification for settlements the director or officer enters into without our consent; or

●	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by us.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

We have an insurance policy in place that covers our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 16. Exhibits.

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)	Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Form 8-K filed by the Registrant with the Securities and Exchange Commission on September 19, 2023 (File No. 001-41581)).
3.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Form 8-K filed by the Registrant with the Securities and Exchange Commission on September 19, 2023 (File No. 001-41581)).
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 8, 2024 (File No. 001-41581))
3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 14, 2024 (File No. 001-41581))
3.5	Amendment No. 1 to the Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to Form 8-K filed by the Registrant with the Securities and Exchange Commission on June 4, 2025 (File No. 001-41581))
3.6	Certificate of Designation of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to Form 8-K filed by the Registrant with the Securities and Exchange Commission on June 4, 2025 (File No. 001-41581))
3.7	Certificate of Designation of Series B Non-Voting Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 22, 2025 (File No. 001-41581))
3.8	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 22, 2025 (File No. 001-41581))
3.9	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Form 8-K filed by the Registrant with the Securities and Exchange Commission on December 22, 2025 (File No. 001-41581))
3.10	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Form 8-K filed by the Registrant with the Securities and Exchange Commission on December 22, 2025 (File No. 001-41581))
3.11	Certificate of Amendment to Amended and Restate Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Form 8-K filed by the Registrant with the Securities and Exchange Commission on March 30th, 2026 (File No. 001-41581).
4.1	Form of Senior Convertible Note, dated February 12, 2026, by and between RenX Enterprises Corp and the purchasers identified on the signature pages thereto (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2026 – Commission File No. 001-41581)
4.2	Form of Warrant (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2026 – Commission File No. 001-41581)
4.3	Form of Warrant (incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2026 – Commission File No. 001-41581)
5.1*	Opinion of Blank Rome LLP
10.1	Placement Agency Agreement, dated February 12, 2026, between the Company and Dawson James Securities, Inc. (incorporated herein by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2026 – Commission File No. 001-41581)
10.2#	Form of Securities Purchase Agreement, dated February 12, 2026, by and between RenX Enterprises Corp and the purchasers identified on the signature pages thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2026 – Commission File No. 001-41581)
10.3	Form of Registration Rights Agreement, dated February 12, 2026, by and between RenX Enterprises Corp and the purchasers identified on the signature pages thereto (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2026 – Commission File No. 001-41581)
23.1*	Consent of M&K, CPAs, independent registered public accounting firm for the Registrant
23.2*	Consent of Independent Auditors for Resource Group US Holdings LLC, M&K CPAS PLLC
23.3*	Consent of Blank Rome LLP (included in Exhibit 5.1)
24.1**	Powers of Attorney (included on the signature page of the initial Registration Statement)
107**	Calculation of Filing Fee Table

*	Filed herewith.
**	Previously filed.
#	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 8th day of April, 2026.

RenX Enterprises Corp.

By:	/s/ David Villarreal
David Villarreal
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ David Villarreal	Chief Executive Officer and Director	April 8, 2026
David Villarreal	(Principal Executive Officer)

/s/ Nicolai Brune	Chief Financial Officer	April 8, 2026
Nicolai Brune	(Principal Financial and Accounting Officer)

*	Director	April 8, 2026
Peter G. DeMaria

*	Director	April 8, 2026
John Scott Magrane, Jr.

*	Director	April 8, 2026
Christopher Melton

	Director	April 8, 2026
Jeffrey Tweedy

*	Director	April 8, 2026
Bjarne Borg

*	Director	April 8, 2026
James D. Burnham

*	Director	April 8, 2026
Anthony M. Cialone

*By:	/s/ David Villarreal
David Villarreal
Attorney-in-Fact